Exhibit 10.1

Aufhebungsvertrag	Termination Agreement

zwischen	between
SparkNetworks Services GmbH Kohlfurterstraße 41/43 10405 Berlin

- nachfolgend „Gesellschaft“ genannt -,	- hereinafter referred to as „Company“ -,

Spark Networks SE Kohlfurterstraße 41/43 10405 Berlin

- nachfolgend „Spark“ genannt -	- hereinafter referred to as „Spark “ -

und	and

Bert Althaus Chodowiekistrasse 7 10405 Berlin

- nachfolgend „Managing Director“ genannt -	- hereinafter referred to as „Managing Director“ -

- Gesellschaft, Spark und Managing Director nachfolgend „Vertragspartner“ genannt -	- Company, Spark and Managing Director hereinafter referred to as „Contracting Parties“ -

Präambel	Preamble

Der Managing Director war zunächst Arbeitnehmer der Gesellschaft. In seiner Funktion als Deputy CFO wurde er sodann zum Managing Director der Spark Networks SE (im Folgenden „Spark“) ernannt. Die Arbeits-/ Dienstverhältnisse mit Spark und/oder der Gesellschaft („im Folgenden „Anstellungsverhältnisse“) sollen nunmehr zum 30.09.2021 beendet werden.	The Managing Director was initially an employee of the Company. In his function as Deputy CFO, he was then appointed Managing Director of Spark Networks SE (hereinafter referred to as “Spark”). The employment / managing director service relationship with Spark and/or the Company (hereinafter referred to as “Employment Relationships”) are now to be terminated as of 30.09.2021.

§ 1 Beendigung des Anstellungsverhältnisses, Freistellung, Resturlaub	§ 1 Termination of employment relationship, release, holidays

(1)   Die Vertragspartner sind darüber einig, dass die zwischen dem Managing Director und Spark und/oder zwischen dem Manging Director und der Gesellschaft bestehenden Anstellungsverhältnisse einvernehmlich mit Wirkung zum Ablauf des 30.09.2021 (im Folgenden „Beendigungszeitpunkt“) enden.

(1)   The Contracting Parties agree that the Employment Relationships between Spark and the Managing Director and/or between the Company and the Managing Director shall by mutual agreement end with effect to the end of 30.09.2021 (hereinafter referred to as “Termination Date”).

(2)   Der Managing Director hat die Niederlegung seines Amts als geschäftsführender Direktor zum 31.03.2021 angeboten. Dieses Angebot nimmt hiermit Spark an. Der Managing Director wird daher mit separatem Niederlegungsschreiben die Niederlegung seines Amtes zum 31.03.2021 bestätigen.

(2)   The Managing Director has offered to resign from his position as managing director effective as of 31.03.2021. The Company hereby accepts this offer on behalf of Spark. The Managing Director will, therefore, confirm the resignation of his position as of 31.03.2021 in a separate letter.

(3)   Die Gesellschaft und Spark stellen den Managing Director ab dem 01.04.2021 bis zum Beendigungszeitpunkt unwiderruflich unter Anrechnung seiner Resturlaubsansprüche sowie etwaiger Ansprüche auf Freizeitausgleich von seiner Pflicht zur Arbeitsleistung frei.

(3)   The Company and Spark shall irrevocably exempt the Managing Director from his obligation to perform as of 01.04.2021 until the Termination Date, taking into account his remaining holidays and any entitlement to time off in lieu.

(4)   In den ersten drei Monaten der Freistellung wird der Managing Director, die Gesellschaft und Spark bei der Beantwortung einzelner Sachfragen unterstützen, um die Übergangsphase zu begleiten. In keinem Fall wird die Unterstützung des Managing Directors im April 12 Stunden/Woche, im Mai 10 Stunden/Woche und im Juni 8 Stunden/Woche überschreiten. Ferner wird der Managing Director für eine Einarbeitung eines Nachfolgers in entsprechend angemessenem Umfang zur Verfügung stehen. Die Vertragspartner sind sich darüber einig, dass eine Inanspruchnahme des Managing Directors die vorgenannten Zeitgrenzen nur ausnahmsweise überschreiten sollte. Eine gesonderte Vergütung für Tätigkeiten des Managing Directors während der Freistellung ist nicht geschuldet.

(4)   During the first three months of exemption from his obligation to work, the Managing Director will assist the Company and Spark in answering individual factual questions to support the transition phase. In no case will the Managing Director’s support exceed 12 hours/week in April, 10 hours/week in May and 8 hours/week in June. Furthermore, the Managing Director will be available for the training of a successor to a respective reasonable extent. The Contracting Parties agree that the Managing Director should only be called upon in exceptional cases to exceed the aforementioned time limits. No separate remuneration is owed for the Managing Director’s activities during the release.

(5) Die Vertragspartner sind sich darüber einig, dass dem Managing Director sämtlicher Resturlaub in natura gewährt wurde und er diesen genommen hat.	(5) The Contracting Parties agree that the Managing Director has been granted all remaining leave and has taken it.

(6)   Das nachvertragliche Wettbewerbsverbot nach § 22 Absatz 1 des Arbeitsvertrags mit der Gesellschaft wird einvernehmlich aufgehoben. Die Vertragspartner sind sich darüber einig, dass der Managing Director keinen Anspruch auf Zahlung einer Karenzentschädigung nach § 22 Absatz 4 des Arbeitsvertrags mit der Gesellschaft hat. Während der Freistellung bleibt der Managing Director an sein vertragliches Wettbewerbsverbot gebunden und etwaiger Zwischen- und Nebenverdienst des Managing Directors aus anderen Vertragsverhältnissen wird auf die monatlichen Vergütungszahlungen angerechnet. Der Managing Director ist verpflichtet, der Gesellschaft monatlich unaufgefordert Auskunft über etwaig erzielten Neben- und Zwischenverdienst zu erteilen.

(6)   The post-contractual non-competition clause according to § 22 (1) of the Employment Contract with the Company is cancelled by mutual agreement. The Contracting Parties agree that the Managing Director is not entitled to any compensation pursuant to § 22 (4) of the Empoyment Contract with the Company. During the release the Managing Director remains bound by his contractual non-competition clause and any interim and additional earnings of the Managing Director from other contractual relationships will be credited against the monthly remuneration payments. The Managing Director is obliged to provide the Company with monthly unsolicited information on any additional and interim earnings achieved.

§ 2 Zahlung ausstehender Vergütung, Bonus 2020 und 2021	§ 2 Payment of Outstanding Compensation, Bonus Payment 2020 and 2021

(1)   Die Gesellschaft verpflichtet sich, dem Managing Director seine vertraglichen festen Bruttobezüge bis zum Beendigungszeitpunkt zu zahlen, ordnungsgemäß abzurechnen und den sich ergebenden Nettobetrag zu Gunsten des Managing Directors pünktlich auf das ihr bekannte Konto des Managing Directors zu überweisen.

(1)   The Company undertakes to pay the Managing Director his contractual gross fixed salary until the Termination Date, to settle it properly and to transfer the resulting net amount in favour of the Managing Director on time to the Managing Director’s account.

(2)   Die Vertragspartner sind sich darüber einig, dass der Bonusanspruch des Managing Directors für das Jahr 2020 in Höhe von EUR 75.000,00 besteht und entsprechend der geltenden Regelungen vom Board of Directors von Spark festgestellt und abgerechnet wird. Im Übrigen wird § 6 des Framework Agreement for Target Agreements vom 08.07.2019 aufgehoben. Der Bonusanspruch wird zum jeweiligen Fälligkeitszeitpunkt, spätestens mit Beendigung der Anstellungsverhältnisse, ausgezahlt.

(2)   The Contracting Parties agree that the Managing Director’s bonus entitlement shall exist for the year 2020 in the amount of EUR 75,000.00 and shall be determined and settled in accordance with the applicable regulations of the Board of Directors. Furthermore § 6 of the Target Agreement dated 08.07.2019 is cancelled. The bonus entitlement is paid out on the respective due date, but at the latest on the termination of the Employment Relationships.

(3) Ein Bonusanspruch oder Anspruch auf Zahung einer variablen Vergütung für das Jahr 2021 besteht nicht, auch nicht anteilig.	(3) There exists no bonus claim or caim to any variable remuneration for the year 2021, also no partial claim.

(4)   Die dem Managing Direcor mit 2020 Long Term Incentive Plan und Grant Letter vom 07.02.2020 zugesagten Virtual Share Options vesten bis einschließlich 31.07.2021. Alle zu diesem Zeitpunkt noch nicht durch den Managing Directors fällig gestellten Virtual Shares verbleiben beim Managing Director. Alle bis zu diesem Zeitpunkt noch nicht gevesteten Virtual Shares verfallen ersatzlos. Im Übrigen gelten die Bestimmungen der jeweiligen Terms and Conditions zu dem jeweiligen Long Term Incentive Plan. § 4 des 2020 Long Term Incentive Plan gilt mit der Einschränkung, dass die Regelung keine Anwendung auf die Beendigung durch diesen Aufhebungsvertrag findet.

(4)   The virtual share options promised to the Managing Director under the2020 Long Term Incentive Plan and the grant letter dated 07.02.2020 shall vest until 31.07.2021. All virtual shares vested but not yet exercised at that time shall remain with the Managing Director. All virtual shares that are not vested until this date shall lapse without compensation. For the remainder, the respective Terms and Conditions of the respective Long Term Incentive Plans shall apply. § 4 of the 2020 Long Term Incentive Plan shall not apply to a termination due to this termination agreement.

§ 2a Abfindung	§ 2a Severance Payment

Die Gesellschaft zahlt dem Managing Director als Entschädigung für den Verlust der Anstellungsverhältnisse eine Abfindung in Höhe von EUR 156.250,00, die gemäß §§ 24 Nr. 1, 35 EStG steuerbegünstigt ausgezahlt wird, soweit dies rechtlich zulässig ist. Der Abfindungsanspruch entsteht mit Abschluss dieses Aufhebungsvertrags und besteht auch dann, wenn die Anstellungsverhältnisse vor dem Beendigungsdatum enden sollten. Der Abfindungsanspruch ist zum Beendigungszeitpunkt fällig; er ist ferner vererblich.

As compensation for the loss of the Employment Relationships, the Company shall pay the Managing Director a severance payment of EUR 156,250.00, which shall be paid out on a tax-privileged basis in accordance with Sections 24 nr. 1 and 34 of the German Income Tax Act (EStG), insofar as this is legally permissible. The severance payment entitlement shall become effective upon conclusion of this Termination Agreement and shall also exist if the Employment Relationships should end prior to the Termination Date. The severance payment claim is due on the Termination Date; it is also inheritable.

§ 3 Niederlegung von Ämtern/Löschung von registerrechtlichen Anmeldungen	§ 3 Resignation from Offices/ Deletion of Registrations

(1)   Der Managing Director legt zum 31.03.2021 sämtliche Ämter und Funktionen, die er im Interesse der Gesellschaft, Spark oder der mit diesen verbundenen Unternehmen bei anderen Unternehmen oder Organisationen übernommen hat, mit Wirkung zum Zeitpunkt der Niederlegung seines Amts als geschäftsführender Direktor nieder. Der Managing Director bevollmächtigt hiermit die Gesellschaft nach Niederlegung seines Amtes als geschäftsführender Direktor von Spark unwiderruflich, die Niederlegung dieser Ämter oder Funktionen den betroffenen Unternehmen und Organisationen gegenüber zu erklären und etwaig damit verbundene vertragliche Beziehungen zu beenden.

(1)   As of 31.03.2021 the Managing Director shall resign from all positions and functions he has held in other companies or organizations in the interest of the Company, Spark or its affiliates with effect from the date of resignation from his position as managing director. The Managing Director hereby irrevocably authorizes the Company, after resigning from his position as managing director of the Company, to declare the resignation of such positions or functions to the companies and organizations concerned and to terminate any contractual relations associated therewith.

(2)   Die Gesellschaft und Spark werden darauf hinwirken, alle registerrechtlichen Anmeldungen des Managing Directors im In- und Ausland zum Zeitpunkt der Niederlegung des jeweiligen Amtes abzumelden, aufzuheben oder löschen zu lassen.

(2) The Company and Spark will endeavor to deregister, cancel or have deleted all registrations of the Managing Director in Germany and abroad at the date of resignation from such office.

§ 4 Vorzeitige Beendigung der Anstellungsverhältnisse	§ 4 Premature Termination of the Employment Relationships

Der Managing Director ist berechtigt, die Anstellungsverhältnisse jederzeit ab dem 01.04.2021 auch vor dem Beendigungszeitpunkt einseitig mit einer Kündigungsfrist von einem Tag gegenüber der Gesellschaft zu beenden. In diesem Fall wird eine zusätzlich Abfindung von 100 % der noch vom Tag des Zugangs des Kündigungsschreibens des Managing Directors bei der Gesellschaft bis zum Beendigungszeitpunkt fällig werdenden Bruttovergütung zzgl. des Bonusanspruchs nach § 2 Abs. 2 gezahlt und ordnungsgemäß abgerechnet. Die vorzeitige Beendigung der Anstellungsverhältnisse durch den Managing Director ist kein Fall des § 4 des 2020 Long Term Incentive Plan. Der Anspruch auf die zusätzliche Abfindung entsteht mit der Kündigung, ist sofort fällig und vererblich. Im Fall der vorzeitigen Beendigung wird die Abfindung nach § 2a sofort fällig.	The Managing Director is entitled to unilaterally terminate the Employment Relationships at any time from 01.04.2021, even before the Termination Date, giving one day notice to the Company. In this case, an additional severance payment of 100% of the gross remuneration due from the date of receipt by the Company of the Managing Director’s notice of termination until the Termination Date including the bonus entitlement according to § 2 para. 2 still shall be paid and settled. The Managing Director’s premature termination of the Employment Relationships does not constitute a termination in the meaning of § 4 of the 2020 Long Term Incentive Plan. The entitlement to the additional severance payment comes into effect upon termination, is due immediately and is heritable. In the event of premature termination, the severance payment according to § 2a shall be due immediately.

§ 5 Rückgabe von Unterlagen und Eigentum	§ 5 Return of Documents and Property

(1)   Der Managing Director ist verpflichtet, der Gesellschaft am 31.03.2021 alle Unterlagen, Dokumente, Daten, auch solche in elektronischer Form, Arbeitsmaterialien, handschriftliche tätigkeitsbezogenen Aufzeichnungen und sonstigen Gegenstände der Gesellschaft und mit dieser verbundener Unternehmen (insbesondere Spark), die ihm überlassen worden sind, einschließlich Schlüssel, Firmenkreditkarte, Mobiltelefon und Laptop, auszuhändigen, wobei das Mobiltelefon und das Laptop erst am 30.06.2021 auszuhändigen sind. Ein Zurückbehaltungsrecht an diesen Unterlagen, Daten und Gegenständen besteht nicht.

(1)   The Managing Director is obliged to hand over to the Company on 31.03.2021 all documents, records, data, including those in electronic form, working materials, handwritten activity records and other objects of the Company and of all affiliated companies (in particular Spark) which have been handed over to him, including keys, company credit card, mobile phone and laptop whereby the mobile phone and the laptop are not to be handed over until 30.06.2021. A right of retention of these documents, data and objects does not exist.

(2)   Soweit der Managing Director Daten der Gesellschaft oder mit dieser verbundener Unternehmen mit privater Soft- oder Hardware gespeichert hat, wird er diese unverzüglich und nach Übertragung an den Gesellschaft restlos und unwiederbringlich löschen. Dies gilt auch für etwaige Programme, für die der Gesellschaft oder mit dieser verbundene Unternehmen die Lizenz erworben haben.

(2)   Insofar as the Managing Director has stored data of the Company or of affiliated companies with private software or hardware, he shall delete this data completely and irretrievably immediately and after transfer to the Company. This also applies to any programs for which the Company or its affiliated companies have acquired the license.

(3)   Der Managing Director wird der Gesellschaft unverzüglich, soweit noch nicht erfolgt, alle notwendigen Passwörter, Codes, etc. übermitteln sowie sonstige Auskünfte erteilen, damit die Gesellschaft auf den betrieblichen E-Mail-Account des Managing Directors Zugriff nehmen kann und Zugang zu allen etwaigen vom Managing Director elektronisch oder sonst geschützten Informationen mit Bezug zur Tätigkeit des Managing Directors erhält. Der Managing Director sichert zu, etwaige in diesem Zusammenhang notwendig werdende weitere Auskünfte zu erteilen.

(3)   The Managing Director shall immediately provide the Company with all necessary passwords, codes, etc. and other information, insofar as this has not yet been provided, so that the Company can access the Managing Director’s company e-mail account and obtain access to any information electronically or otherwise protected by the Managing Director relating to the Managing Director’s activities. The Managing Director warrants to provide any further information that may become necessary in this context.

§ 6 Geheimhaltungspflicht	§ 6 Obligation to Secrecy

(1)   Der Managing Director verpflichtet sich, auch nach dem Beendigungszeitpunkt, Stillschweigen hinsichtlich aller Geschäftsangelegenheiten im Zusammenhang mit der Gesellschaft und mit der Gesellschaft verbundener Unternehmen und deren Kunden zu wahren. Dies gilt insbesondere für alle Geschäfts- und Betriebsgeheimnisse, für alle Geheimnisse im Zusammenhang mit der Geschäftspolitik, den Finanzen, Eigentumskäufen und -verkäufen, der Organisation des Geschäftsbereichs, der Beziehungen zu Kunden und für das Know-how der Gesellschaft und mit dieser verbundener Unternehmen.

(1)   The Managing Director undertakes, even after the Termination Date, to maintain secrecy with regard to all business matters in connection with the Company and Any affiliated companies and their customers. This applies in particular to all business and trade secrets, all secrets relating to business policy, finances, property purchases and sales, the organisation of the business division, relations with customers and the Company’s know-how as well as the know-how of any affiliated company.

(2) Die Vertragspartner verpflichten sich, die Einzelheiten dieses Vertrages geheim zu halten.	(2) The Contracting Parties undertake to keep the details of this contract secret.

§ 7 Zeugnis	§ 7 Reference
Spark wird dem Managing Director ein qualifiziertes, wohlwollendes Zeugnis in Deutsch und Englisch mit dem tatsächlichen Beendigungsdatum und der Leistungs-, Verhaltensbeurteilung und Gesamtnote „sehr gut“ erstellen und ihm dieses an seine Wohnanschrift übersenden. Dem Managing Director steht das Vorschlagsrecht zu, den Zeugnistext zu formulieren, von dem die Gesellschaft und Spark nur aus wichtigem Grund abweichen können.	Spark will provide the Managing Director with a qualified, benevolent certificate in German and English with the actual termination date and the performance and behavioral assessment and the overall grade “very good” and send it to the Managing Director’s home address. The Managing Director has the right to suggest a wording of the certificate from which the Company and Spark may only deviate for good cause.

§ 8 Klageverzicht	§ 8 Waiver of Court Proceeding
Der Managing Director erhebt gegen die Beendigung der Anstellungsverhältnisse keine Einwendungen und wird sein Recht, das Fortbestehen eines Anstellungsverhältnisses geltend zu machen, insbesondere Kündigungsschutzklage zu erheben, nicht wahrnehmen.	The Managing Director does not raise any objections to the termination of the employment relationships and will not exercise his right to assert the continuation of an employment relationship, in particular to instigate a proceeding for unfair dismissal.

§ 9 Erklärungen in der Öffentlichkeit, gegenüber Arbeitnehmern, Medien, Kunden und Geschäftspartnern, Presserklärungen	§ 9 Statements to the Public, Employees, Media, Customers and Business Partners, Press Releases

(1)   Die Vertragspartner und Spark verpflichten sich, sich gegenüber Mitarbeitern, Arbeitnehmern und Dritten über den anderen Vertragspartner nur positiv, lobend und in wohlwollendem Ton zu äußern. Die Gesellschaft und Spark werden dem Managing Director im Unternehmen gegenüber Mitarbeitern, Kunden, Lieferanten, Medien – auch Fachpresse – und der Öffentlichkeit als Gesamtheit eine angemessene Verabschiedung ermöglichen.

(1)   The Contracting Parties and Spark undertake to express themselves only positively, commendably and in a benevolent tone towards employees, workers and third parties about the other Contracting Party. The Company and Spark shall enable the Managing Director to give appropriate farewell to employees, customers, suppliers, the media - including the specialized press - and the public as a whole in the Company.

(2)   Für den Fall, dass die Vertragspartner gegenüber der Öffentlichkeit, der Presse, sonstigen Dritten oder im Internet sowie dem Intranet eine offizielle Erklärung abgeben müssen, werden sie nur die als Anlage 1 beigefügten Erklärung verwenden. Die Gesellschaft wird dessen ungeachtet keine dem erteilten Zeugnis entgegenstehenden Erklärungen abgeben.

(2)   In the event that the Contracting Parties have to make an official declaration to the public, the press, other third parties or on the internet or the intranet, they shall only use the declaration attached as Annex 1. Notwithstanding the foregoing, the Company will not make any declarations to the contrary of the issued certificate.

§ 10 Entlastung, Ausgleichsklausel	§ 10 Formal Exoneration, Release of Claims

(1)   Die Entlastung des Managing Directors wird von der Hauptversammlung von Spark im gewöhnlichen Geschäftsgang beschlossen. Der Verwaltungsrat wird die Entlastung des Managing Directors vorschlagen, sofern dem Verwaltungsrat keine Umstände bekannt sind, die der Entlastung entgegenstehen können.

(1)   The formal exoneration at Spark of the Managing Director shall be resolved by the shareholders’ meeting in the ordinary course of business. The Board of Directors will propose the discharge of the Managing Director, provided that the Board of Directors is not aware of any circumstances that may prevent the discharge.

(2)   Mit diesem Vertrag sind sämtliche wechselseitigen Ansprüche der Vertragspartner sowie von Spark und mit dieser verbundener Gesellschaften und des Managing Directors sowie aus den Anstellungsverhältnissen und aus Anlass von deren Beendigung, gleich aus welchem Rechtsgrund sowie gleichgültig, ob bekannt oder unbekannt, erledigt, allerdings nur soweit gesetzlich zulässig. Die Gesellschaft gibt entsprechende Erklärungen ausdrücklich im Namen von Spark ab und nimmt Erklärungen des Managing Directors zu Gunsten von Spark entgegen.

(2)   With this agreement, all mutual claims of the Contracting Parties and Spark as well as the Managing Director arising from the Employment Relationships and on the occasion of their termination, for whatever legal reason and regardless of whether known or unknown, are settled, but only to the extent permitted by law. The Company makes statements to that effect expressly on behalf of Spark and accepts statements from the Managing Director for Spark’s benefit.

(3) Von dieser Ausgleichsklausel bleiben zu Gunsten des Managing Directors unberührt die Ansprüche auf Ausfertigung und Übergabe seiner Arbeitspapiere sowie die Ansprüche aus dieser Vereinbarung.	(3) This release of claims-clause shall not affect the Managing Director’s claims to the execution and handing over of his working papers or arising out of this agreement.

(4)   Zu Gunsten der Gesellschaft und Spark bleiben von dieser Ausgleichsklausel unberührt Ansprüche auf Rückgabe überlassener Unterlagen, Schlüssel und Arbeitsmaterialien sowie insoweit auf etwaige Schadensersatzansprüche nicht verzichtet werden kann.

(4)   In favour of the Company and Spark, this compensation clause shall not affect claims for the return of documents, keys and working materials and to the extent that any claims for damages cannot be waived.

§ 11 Schlussbestimmungen	§ 11 Final Clauses

(1)   Änderungen und Ergänzungen dieses Vertrags bedürfen der Schriftform. Mündliche Änderungen und Ergänzungen dieses Vertrags einschließlich der Aufhebung dieser Schriftformklausel sind nichtig. Mündliche Nebenabreden sind nicht getroffen worden.

(1)   Amendments and supplements to this agreement must be made in writing. Oral amendments and supplements to this contract, including the cancellation of this written form clause, are null and void. Verbal ancillary agreements have not been made.

(2)   Sollten einzelne Bestimmungen dieses Vertrags nicht rechtswirksam sein oder ihre Rechtswirksamkeit durch einen späteren Umstand verlieren, oder sollte sich in diesem Vertrag eine Lücke herausstellen, so wird hierdurch die Rechtswirksamkeit der übrigen Bestimmungen nicht berührt. Anstelle der unwirksamen Vertragsbestimmungen oder zur Ausfüllung der Lücke tritt eine angemessene Regelung, die – soweit rechtlich möglich – dem am nächsten kommt, was die Vertragspartner gewollt haben würden, sofern sie diesen Punkt bedacht hätten.

(2)   Should individual provisions of this contract not be legally effective or lose their legal validity due to a later circumstance, or should a gap in this contract become apparent, this shall not affect the legal validity of the remaining provisions. Instead of the ineffective contractual provisions or to fill the gap, an appropriate provision shall be made which - as far as legally possible - comes closest to what the contracting parties would have wanted if they had considered this point.

(3) Diese Vereinbarung existiert in englischer und deutscher Sprache. Nur die deutsche Fassung ist bindend und entscheidend.	(3) This agreement exists in English and German Language. Only the German version shall be binding and decisive.

Berlin, 3.3.21	Berlin, 3.3.21
Ort, Datum/ Place, Date	Ort, Datum/ Place, Date

/s/ David Khalil	/s/ Bert Althaus
David Khalil Vorsiztender des Verwaltungsrats/Chairman of the Administrative Board Spark Networks SE	Bert Althaus

/s/ Gitte Bendzulla	/s/ Kirill Priyatel
Gitte Bendzulla	Kirill Priyatel
Geschäftsführerin	Prokurist
SparkNetworks Services GmbH	Spark Networks GmbH